UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 8, 2012

(Date of earliest event reported)

UNIVERSAL HOSPITAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-20086

Delaware	41-0760940
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7700 France Avenue South, Suite 275

Edina, Minnesota 55435-5228

(Address of principal executive offices, including zip code)

952-893-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On February 8, 2012, William C. Mixon was appointed to serve as President of Universal Hospital Services, Inc. (the “Company”), effective February 13, 2012.  As President, Mr. Mixon will be responsible for all of the Company’s sales and marketing functions, and will report to the Company’s Chairman and CEO, Gary Blackford.

Mr. Mixon is 48 years old.  Prior to joining the Company, Mr. Mixon was the CEO and President of US Investigations Services, LLC (USIS), a commercial provider of background investigations to the federal government.  Before that, Mr. Mixon held a variety of senior level positions with Philips Healthcare, North America.

The material terms of Mr. Mixon’s compensation arrangement with the company include a base salary of $400,000 per year, an annual performance-based incentive award targeted at 60% of Mr. Mixon’s base salary, and such health, life, disability and other benefits as are generally made available by the Company to its executive employees.  In addition, the Company has recommended to the Company’s compensation committee that Mr. Mixon be awarded options to purchase stock of the Company’s parent, UHS Holdco, Inc. at a level commensurate to the Company’s other executive employees.  The purchase price of such stock options will be equal to the stock’s fair market value at the date of the grant, and the options will vest over a six-year period with one-sixth vesting on December 31 of each year of the six-year period, subject to Mr. Mixon’s continuing employment with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Universal Hospital Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2012	UNIVERSAL HOSPITAL SERVICES, INC.

	By:	/s/ Rex T. Clevenger
Rex T. Clevenger
Executive Vice President and
Chief Financial Officer